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PRESS RELEASE

AeroVironment Awarded U.S. Special Operations Command All Environment Capable Variant Small UAS Contract

MONROVIA, Calif., July 2, 2008 – AeroVironment, Inc. (AV) (NASDAQ: AVAV) today announced the U.S. Special Operations Command (USSOCOM) has selected Puma AE as its All Environment Capable Variant (AECV) solution to the Small Unmanned Aircraft System (UAS) requirement.  The one-year Indefinite Delivery Indefinite Quantity (IDIQ) contract, with four one-year options, has a maximum value of $200,000,000, and provides for the purchase of aircraft, ground control systems, spares, repairs and training under a combination firm fixed-price, cost-plus-fixed-fee and cost reimbursable arrangement.  The initial delivery order is valued at $6 million and is fully funded.

The hand-launched Puma AE lands near-vertically on both land and water and is equipped with a day- and night-capable, waterproof sensor package that provides image tracking, image stabilization and high-image quality.  Puma AE systems incorporate the same hand-held Ground Control Unit used by U.S. Department of Defense and allied military customers to control Raven and Wasp systems.  Ship-based use of Puma AE requires no modification to naval vessels, enabling easy integration into maritime operations.  The AECV program represents the fourth U.S. Department of Defense full and open competition for a small UAS program of record, and the fourth such competition won by AV.

“AV responded to a USSOCOM requirement for a hand-launched UAS.  We are pleased to be chosen to deliver these capabilities into the hands of warfighters with a new, more capable third generation version of our Puma,” said John Grabowsky, AV executive vice president and general manager of unmanned aircraft systems.  “Puma AE joins Raven and Wasp in AV’s product portfolio, delivering a powerful new solution for land and ship-based, over-the-horizon intelligence, surveillance and reconnaissance,” Grabowsky added.

U.S. armed forces including the Army, Marine Corps, Air Force and USSOCOM, as well as international forces such as those of Italy, Denmark, Spain and the Netherlands, use AV’s hand-launched UAS for missions that include base security, route reconnaissance, mission planning, battle damage assessment and force protection.  The U.S. Army has reported that Army Raven UAS were flown for approximately 150,000 combat hours in 2007.  AV has delivered more than 10,000 small unmanned aircraft to date, including Raven, Wasp and Puma.

About AeroVironment, Inc. (AV)

Building on a history of technological innovation, AV designs, develops, produces, and supports an advanced portfolio of Unmanned Aircraft Systems (UAS) and efficient electric energy systems.  The company's small UAS are used extensively by agencies of the U.S. Department of Defense and increasingly by allied military services to provide situational awareness to tactical operating units through real-time, airborne reconnaissance, surveillance, and target acquisition.  AV’s Posicharge® fast charge systems eliminate battery changing for electric industrial vehicles in factories, airports, and distribution centers.  More information about AV is available at www.avinc.com

Safe Harbor Statement

Certain statements in this press release may constitute "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  These statements are made on the basis of current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from those expressed or implied.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, our ability to perform under existing contracts and obtain additional contracts; changes in the regulatory environment; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; failure to develop new products or integrate new technology with current products; and general economic and business conditions in the United States and elsewhere in the world.  For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission.  We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:
AeroVironment, Inc.
Steven Gitlin
+1 (626) 357-9983
pr@avinc.com

Mark Boyer
For AeroVironment, Inc.
+1 (310) 455-7812
mark@boyersyn.com